EXHIBIT 99.1

          QC Holdings, Inc. Reports Second Quarter Earnings;
 Second Quarter 2004 Net Income Increases 41% on Revenue Growth of 25%

    KANSAS CITY, Kan.--(BUSINESS WIRE)--Aug. 5, 2004--QC Holdings, Inc. (NASDAQ: QCCO) reported a 41% increase in net income during second quarter 2004, growing to $3.8 million for the three months ended June 30, 2004, from $2.7 million for the three months ended June 30, 2003. For the six months ended June 30, 2004, net income totaled $9.0 million, which is approximately 64% higher than the $5.5 million in comparable 2003. The significant increases in net income from 2003 to 2004 reflect strong revenue growth and operating margin improvements.
    Don Early, QC's Chairman and Chief Executive Officer, commented:
"We are pleased that our earnings for second quarter and six months ended June 30, 2004, continued the momentum from our first quarter. Ongoing efforts by our store personnel and regional management group to improve operations, while driving loan volumes, have been instrumental to our success during 2004, as evidenced by our double-digit comparable store growth rates."
    QC reported store gross margins of 38.0% in second quarter 2004 and 41.9% for the six months ended June 30, 2004, versus 32.9% in second quarter 2003 and 34.2% for the six months ended June 30, 2003. The Company's ability to attain these margins is indicative of the variability in QC's business model and favorable loss experience resulting from the Company's customer service approach to collections.
    Darrin Andersen, QC's President and Chief Operating Officer, said, "We believe the Company's store gross margins are a meaningful indicator of the financial strength and value of our company."

    --SECOND QUARTER--

    For the three months ended June 30, 2004, revenues reached $28.9 million, a 24.6% increase from the $23.2 million during the three months ended June 30, 2003. This revenue growth was primarily a result of higher payday loan volumes, together with higher average payday loan fees. QC originated approximately $181.1 million of payday loans during second quarter 2004 compared to $140.6 million during second quarter 2003, an increase in loan volume of 28.8%. Average fees received from customers per loan increased 6.9%, from $46.68 in second quarter 2003 to $49.90 in second quarter 2004.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 15 months since March 31, 2003) improved $4.2 million, or 18.5%, to $26.9 million in second quarter 2004, largely as a result of higher payday loan volume during the current year period driven by the Company's convenient lending policy and the continued strong demand by consumers for the payday loan product. Second quarter 2004 revenues also benefited from the inclusion of 32 stores that were opened during the last three quarters of 2003, which contributed $1.8 million in revenues, and nine stores that were opened during 2004, which contributed $115,000.
    Revenues from check cashing, title loans and other sources totaled $2.8 million during second quarter 2004, a 5.1% decrease from the comparable prior year period. This decrease reflects declining volumes, primarily in check cashing and title loans.
    Store gross profit improved $3.4 million, or 44.7%, from $7.6 million in second quarter 2003 to $11.0 million in second quarter 2004. This improvement was due to a higher rate of growth in revenues than in store expenses quarter to quarter. With respect to store expenses, salaries increased by $1.0 million for the three months ended June 30, 2004, compared to prior year, primarily as a result of new personnel to operate the 31 stores added subsequent to June 30, 2003.
    The Company reported favorable loss experience in second quarter 2004 compared to second quarter 2003. While absolute loss totals increased from $5.5 million in second quarter 2003 to $6.0 million in second quarter 2004, this rate of increase was lower than revenue growth, resulting in a decline in losses as a percentage of revenues from 23.8% during second quarter 2003 to 20.9% during second quarter 2004. The Company believes the second quarter loss ratio of 20.9%, which is within the range of 20% to 22% that management believes is reasonable on an annualized basis, improved over prior year's quarter due to QC's customer service approach to collections, which focuses on maintaining a positive relationship with the customer through efforts to minimize the number of checks presented to the bank for payment.
    Other expense components, including occupancy, depreciation and amortization and various other costs, increased $774,000 quarter to quarter. Occupancy costs as a percentage of revenues declined during second quarter 2004 versus 2003, indicative of the fixed nature of these costs.
    Store gross margin, which is store gross profit as a percentage of revenues, improved to 38.0% from 32.9%. This improvement reflected the Company's strong revenue growth, together with efficient operations and favorable loss experience. Specifically, comparable stores during second quarter 2004 reported a gross margin of 41.0% versus 35.1% in second quarter 2003. Stores opened during the last nine months of 2003, of which 10 were opened during second quarter and 22 were opened during the last six months, reported second quarter 2004 gross profit of $312,000.
    Regional and corporate expenses were $4.1 million during the three months ended June 30, 2004, compared to $2.9 million in the prior year quarter. This increase reflects higher administrative expenses, such as salaries, benefits and travel, as a result of the increase in the number of stores and the development of support functions. Together, regional and corporate expenses totaled 14.1% of revenues in second quarter 2004, which is below the Company's expected annual range of 15% to 16% of revenues. The higher expected level of regional and corporate expenses reflects the additional costs of being a public company and the anticipated related reporting and compliance expenses.
    Interest expense increased $138,000 quarter to quarter as a result of higher average debt balances in second quarter 2004, primarily due to the $15 million repurchase of approximately 3.7 million shares of common stock during fourth quarter 2003. In July 2004, the Company repaid all of its outstanding indebtedness with a portion of the proceeds received in connection with the Company's initial public offering, which closed on July 21, 2004.
    Commenting on second quarter 2004, Mr. Andersen noted: "We were particularly pleased to maintain store gross margins of 38% during the typically slower second quarter of the year. Our ability to increase revenues over prior year and this year's first quarter, while maintaining competitive loss ratios, highlights the benefits of our Operational Excellence program."

    -- SIX MONTHS ENDED JUNE 30 --

    For the six months ended June 30, 2004, revenues grew $12.5 million, or 28.1%, to $57.0 million from the $44.5 million during the six months ended June 30, 2003. The increase in revenues was primarily due to higher payday loan volumes and a 6.6% increase in the average payday loan fee. QC originated approximately $349.9 million through payday loans during the six months ended June 30, 2004, compared to $260.0 million during the prior year period. Average fees received from customers per loan increased from $46.53 in the first half of 2003 to $49.61 in comparable 2004.
    Revenues for comparable stores (defined as those stores that were open for all of the two periods being compared, which means the 18 months since December 31, 2002) improved $8.6 million, or 20.0%, to $51.7 million for the six months ended June 30, 2004, primarily as a result of higher payday loan volume during the current year period. Stores added during 2003 and 2004 resulted in a $4.5 million increase in revenues period to period. The aggregate increase from comparable stores and new stores was partially offset by the lack of revenues from nine stores that were closed during 2003.
    Revenues from check cashing, title loans and other sources totaled $6.7 million and $6.5 million for the six months ended June 30, 2003, and 2004, respectively. This slight decline reflects lower check cashing and title loan volumes.
    Salaries and benefits increased by $2.2 million in the first half of 2004 compared to 2003 because of compensation to employees at new stores and higher bonuses for employees at existing stores due to improved store gross profit. Losses for the six months ended June 30, 2004, totaled $9.8 million, a 4.9% increase over the comparable 2003 period. As in the second quarter, this rate of increase was lower than revenue growth, resulting in a decline in losses as a percentage of revenues from 21.1% during the six months ended June 30, 2003, to 17.3% during comparable 2004.
    Other expense components, including occupancy, depreciation and amortization and various other costs, increased $1.2 million period to period, primarily due to the addition of stores subsequent to June 30, 2003.
    Store gross margin improved to 41.9% for the six months ended June 30, 2004, from 34.2% for the six months ended June 30, 2003. This improvement reflected the Company's strong revenue growth and favorable loss experience. Comparable stores during year to date 2004 reported a gross margin of 45.4% versus 37.6% in the same 2003 period. Stores opened during 2003 reported a gross margin of 20.1% during the first half of 2004.
    Regional and corporate expenses increased $2.0 million, from $5.7 million during the six months ended June 30, 2003, to $7.7 million in the current year period, for the same reasons noted in the quarterly discussion above. The effective income tax rate for the six months ended June 30, 2004, increased to 40.6% from 38.6% in the comparable prior year period due to state and local tax planning strategies that reduced the 2003 provision for income taxes.

    -- BUSINESS OUTLOOK --

    Mr. Early noted: "Consistent with our long-standing beliefs, we are pleased that our store personnel continue to make the loan process convenient and quick for our customers. We believe their efforts were key to driving our comparable store revenue and gross profit growth for each of the periods in 2004."
    Mr. Early concluded: "With our initial public offering behind us, we believe that we are positioned to capitalize on opportunities that are evident in the payday industry. During 2002 and 2003, we were able to achieve de novo unit store growth of 27% and 17%, respectively. With nine stores already opened in 2004 through June 30, and approximately 40 to 50 more set to open by the end of the year, we believe we can achieve 20% to 30% unit store growth over the next few years. We believe our balance sheet and operational strength situate us favorably in the market to pursue growth from a position of strength and flexibility."

    QC will present its financial results for the three and six months ended June 30, 2004, in a conference call on August 5, 2004, at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 800-901-5217. The accompanying slides to the presentation are expected to be available on the QC Web site on the morning of August 5. A replay of the audio portion of the presentation will be available online until the close of business on August 19. The replay can also be accessed by telephone for seven days at 888-286-8010, code #42521180.

    About QC Holdings, Inc.

    Headquartered in Kansas City, Kansas, QC Holdings, Inc. provides consumer financial services, principally payday loans, through 301 stores in 22 states as of June 30, 2004. With more than 20 years of operating experience in the retail consumer finance industry, the Company entered the payday loan market in 1992 and, since 1998, has grown from 48 stores to 301 stores through a combination of new, or de novo, stores and acquisitions. During fiscal 2003, the Company advanced more than $590 million to customers through payday loans and reported total revenues of $98.5 million.

    Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws governing consumer protection or payday lending practices; (2) changes in our key management personnel; (3) litigation or regulatory action directed toward the Company or the payday loan industry; (4) the Company's role as an agent for a national bank in North Carolina for payday loans and changes in federal or state laws affecting that relationship; (5) federal or state litigation challenging the Company's national bank relationship in North Carolina or in other states in which the Company may use that or a similar arrangement; (6) negative media reports and public perception of the payday loan industry; (7) volatility in the Company's earnings, primarily as a result of fluctuations in loan loss experience; (8) turnover in our store managers and store-level employees; and (9) the other risks detailed under the caption "Risk Factors" in the Company's Registration Statement on Form S-1, as amended, Registration No. 333-115297, filed on July 9, 2004, with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.


                           QC Holdings, Inc.
                   Consolidated Statements of Income
               (in thousands, except per share amounts)
                               Unaudited

                                  Three Months Ended Six Months Ended
                                       June 30,           June 30,
                                  ------------------ -----------------
                                    2003     2004     2003     2004
                                  --------- -------- -------- --------
Revenues
  Payday loan fees                 $20,238  $26,040  $37,797  $50,556
  Other                              2,962    2,811    6,666    6,478
                                  --------- -------- -------- --------
    Total revenues                  23,200   28,851   44,463   57,034
                                  --------- -------- -------- --------
Store expenses
  Salaries and benefits              5,196    6,202   10,136   12,319
  Provision for losses               5,510    6,043    9,383    9,840
  Occupancy                          2,764    2,968    5,460    5,982
  Depreciation and amortization        299      393      565      759
  Other                              1,791    2,267    3,693    4,220
                                  --------- -------- -------- --------
    Total store expenses            15,560   17,873   29,237   33,120
                                  --------- -------- -------- --------
Store gross profit                   7,640   10,978   15,226   23,914

Regional expenses                    1,375    1,850    2,774    3,670
Corporate expenses                   1,568    2,208    2,941    3,999
Depreciation and amortization           92      151      173      283
Interest expense                       188      326      404      682
Other, net                              31       11       56       41
                                  --------- -------- -------- --------
       Income before taxes           4,386    6,432    8,878   15,239
Provision for income taxes           1,700    2,638    3,426    6,194
                                  --------- -------- -------- --------
       Net income                   $2,686   $3,794   $5,452   $9,045
                                  ========= ======== ======== ========

Earnings per share (a):
  Basic                              $0.14    $0.25    $0.01    $0.59
  Diluted                            $0.14    $0.22    $0.01    $0.55
Weighted average number of common
 shares outstanding (a):
  Basic                             18,915   11,751   18,915   11,720
  Diluted                           19,399   12,924   19,390   12,636

(a) See computations of earnings per share on following page


                           QC Holdings, Inc.
                  Computations of Earnings per Share
               (in thousands, except per share amounts)
                               Unaudited

                                 Three Months Ended  Six Months Ended
                                       June 30,           June 30,
                                 ------------------- -----------------
                                   2003      2004     2003     2004
                                 ---------- -------- -------- --------

Net income                          $2,686   $3,794   $5,452   $9,045
Less: reduction to retained
 earnings from shares subject to
 redemption (a)                                        5,296
Less: dividend and participation
 rights from mandatory stock
 redemption (b)                                 893             2,135
                                 ---------- -------- -------- --------
Income available to common
 stockholders                       $2,686   $2,901     $156   $6,910
                                 ========== ======== ======== ========

Weighted average number of
               actual common
 shares outstanding                 18,915   15,371   18,915   15,340
Reduction in weighted average
 shares from mandatory stock
 redemption (b)                               3,620             3,620
                                 ---------- -------- -------- --------
Weighted average number of common
 shares outstanding                 18,915   11,751   18,915   11,720
Incremental shares from assumed
 conversion of stock options           484    1,173      475      916
                                 ---------- -------- -------- --------
Weighted average number of
 diluted common shares
 outstanding                        19,399   12,924   19,390   12,636
                                 ========== ======== ======== ========
Basic earnings per share             $0.14    $0.25    $0.01    $0.59
Diluted earnings per share           $0.14    $0.22    $0.01    $0.55

    Notes:

(a) Basic and diluted earnings per share computations through June 30, 2003 were adjusted to reflect the Company's obligation to purchase shares from two principal stockholders upon their death pursuant to a stockholders agreement with them. For purposes of computing income available to common stockholders in the earnings per share calculations, the Company is required to include as a reduction to net income the increase in the carrying amount of the shares subject to redemption associated with this obligation that is charged directly to retained earnings in any given period.

(b) As set forth in Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which was adopted on July 1, 2003, the shares considered to be subject to redemption under the stockholders agreement for which a liability has been recorded are excluded from weighted average shares for purposes of computing basic and diluted earnings per share. Further, SFAS 150 requires that the portion of net income representing dividend and participation rights associated with the shares subject to mandatory redemption be removed from income available to common stockholders pursuant to the two-class method set forth by Statement of Financial Accounting Standards No. 128, Earnings per Share.

    The stockholders agreement was terminated effective June 30, 2004. Upon the termination of the stockholders agreement, the computation for earnings per share will no longer require the various adjustments associated with the shares subject to mandatory redemption as described in (a) and (b) above.


                           QC Holdings, Inc.
                      Consolidated Balance Sheets
          (in thousands, except share and per share amounts)

                                            December 31,    June 30,
                                                2003          2004
                                           -------------- ------------
                  ASSETS                                   Unaudited
Current assets
  Cash and cash equivalents                       $9,497       $8,536
  Loans receivable, net of allowance for
   losses of $1,090 at
   December 31, 2003, and $960 at June 30,
   2004                                           35,933       36,137
  Prepaid expenses and other assets                1,352        2,222
                                           -------------- ------------
    Total current assets                          46,782       46,895
Property and equipment, net                       11,852       15,130
Goodwill                                           5,431        5,431
Other assets, net                                    864          862
                                           -------------- ------------
    Total assets                                 $64,929      $68,318
                                           ============== ============
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                  $276          $97
  Accrued expenses and other liabilities           1,235        2,532
  Deferred revenue                                 2,188        2,141
  Income taxes payable                             1,051
  Deferred income taxes                            2,517        2,765
  Revolving credit facility                        6,256        6,206
  Current portion of long-term debt                4,718        4,340
                                           -------------- ------------
    Total current liabilities                     18,241       18,081
Deferred income taxes                              1,475        1,695
Liability for mandatory stock redemption          17,000
Long-term debt, less current portion              18,880       15,654
                                           -------------- ------------
    Total liabilities                             55,596       35,430
                                           -------------- ------------

Commitments and contingencies
Stockholders' equity
  Common stock, $0.01 par value; 75,000,000
   shares authorized; 19,087,600 shares
   issued; 15,182,000 shares outstanding at
   December 31, 2003 and 15,371,000 at June
   30, 2004                                          191          191
  Retained earnings                               21,292       27,237
  Additional paid-in capital                       5,248       22,394
  Treasury stock, at cost                        (17,165)     (16,934)
  Notes received for equity                         (233)
                                           -------------- ------------
    Total stockholders' equity                     9,333       32,888
                                           -------------- ------------
    Total liabilities and stockholders'
     equity                                      $64,929      $68,318
                                           ============== ============


                           QC Holdings, Inc.
                Selected Statistical and Operating Data
            (in thousands, except Store Data and Averages)
                               Unaudited

                               Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                               ------------------- -------------------
                                 2003      2004      2003      2004
                               --------- --------- --------- ---------
Store Data:
  Number of stores, beginning
   of period                        270       295       258       294
  De novo stores opened              10         7        23         9
  Stores closed                       3         1         4         2
                               --------- --------- --------- ---------
    Number of stores, end of
     period                         277       301       277       301
                               ========= ========= ========= =========

Comparable Store Data:
  Total revenues generated by
   all comparable stores        $22,655   $26,906   $43,074   $51,699
  Total number of comparable
   stores                           260       260       247       247
  Average revenue per
   comparable store                 $87      $103      $174      $209
  Percentage increase in
    comparable store revenues                18.5%               20.0%

Operating Data:
  Loan volume                  $140,580  $181,056  $260,021  $349,904
  Average loan (principal plus
   fee)                          306.67    329.80    305.43    327.65
  Average fee                     46.68     49.90     46.53     49.61

Loss Data:
  Allowance for loan losses:
    Balance, beginning of
     period                        $540      $700      $750    $1,090
    Adjustment to provision for
     losses  based on
     evaluation of
     outstanding receivables        280       260        70      (130)
                               --------- --------- --------- ---------
    Balance, period end            $820      $960      $820      $960
                               ========= ========= ========= =========

  Provision for losses:
    Charged-off to expense      $10,540   $11,498   $20,954   $22,654
    Recoveries                   (5,310)   (5,715)  (11,641)  (12,684)
    Adjustment to provision for
     losses  based on
     evaluation of
     outstanding receivables        280       260        70      (130)
                               --------- --------- --------- ---------
    Total provision for losses   $5,510    $6,043    $9,383    $9,840
                               ========= ========= ========= =========

  Provision for losses as a
           percentage of
   revenues                        23.8%     20.9%     21.1%     17.3%
  Provision for losses as a
           percentage of loan
   volume                           3.9%      3.3%      3.6%      2.8%


    CONTACT: QC Holdings, Inc.
             Douglas E. Nickerson, 913-439-1154